Exhibit 2.4

AMENDMENT NO. 3

TO THE BUSINESS COMBINATION AGREEMENT

THIS AMENDMENT NO. 3 (this “Amendment No. 3”) to the Business Combination Agreement (as defined herein) is made and entered into this May 4, 2022 by and among AGBA Acquisition Limited, a British Virgin Islands business company (the “Acquiror”), AGBA Merger Sub I Limited, a British Virgin Islands business company (“Merger Sub I”), AGBA Merger Sub II Limited, a British Virgin Islands business company (“Merger Sub II”), TAG International Limited, a British Virgin Islands business company (“B2B”), TAG Asset Partners Limited, a British Virgin Islands business company (“B2BSub”), OnePlatform International Limited, a Hong Kong company (“HKSub”), OnePlatform Holdings Limited, a Hong Kong company (“OPH”), TAG Asia Capital Holdings Limited, a British Virgin Islands business company (“Fintech”), and TAG Holdings Limited, a British Virgin Islands business company (“TAG”, and each of them sometimes referred to individually as a “Party” and, collectively, as the “Parties”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Business Combination Agreement (as defined below).

W I T N E S E T H:

A.	The Parties have entered in a Business Combination Agreement, dated November 3, 2021, contemplating certain merger and acquisition transactions, as amended by the Amendment to the Business Combination Agreement, dated November 19, 2021, and by the Amendment No. 2 to the Business Combination Agreement, dated January 4, 2022 (the “Business Combination Agreement”).

B.	The Parties now desire to further amend the Business Combination Agreement as set forth in this Amendment No. 3. This Amendment No. 3 is supplemental to, amends, and supersedes, to the extent of any conflict, the Business Combination Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, and upon and subject to the terms and the conditions hereinafter set forth, the Parties do hereby agree as follows:

1.	Amendments

1.1	The Business Combination Agreement, effective as of April 30, 2022, shall be amended as set forth below:

(a)	The definition of “Additional Agreements” at Section 1.13 shall be deleted in its entirety and replaced with the following:

“1.13 “Additional Agreements” means the Plans of Merger, the Articles of Merger, the Employment Agreements, each of the Lock-up Agreements required pursuant to Section 1.60, and such other agreements as the parties hereto may agree, and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto, all to be agreed among the parties promptly (but no later than September 30, 2022, unless otherwise agreed by the parties in writing). The agreed forms of the Plans of Merger, the Articles of Merger, the Employment Agreements, and the Lock-up Agreement shall be attached to this Agreement as Exhibits.”

(b)	The definition of “Amended Charter” at Section 1.16 shall be deleted in its entirety and replaced with the following:

“1.16 “Amended Charter” means the fourth amended and restated Acquiror Charter required to be approved at the Acquiror Extraordinary General Meeting and registered with the BVI Registrar of Corporate Affairs, the agreed form of which is attached to the Preliminary Proxy Statement, dated March 18, 2022, at Annex B thereof.”

(c)	The definition of “Lock-up Agreement” at Section 1.60 shall be deleted in its entirety and replaced with the following:

“1.60 “Lock-up Agreement” means each agreement with respect to Acquiror Ordinary Shares and all exhibits and schedules thereto, to be agreed between the parties hereto promptly (but no later than September 30, 2022, unless otherwise agreed by the parties in writing), the agreed form of which shall be attached to this Agreement as an Exhibit. The parties hereto agree that (a) all Persons (excluding TAG) who receive Acquiror Ordinary Shares equivalent to one percent (1.0%) or more of the Aggregate Stock Consideration (less the Holdback Shares) will be required to execute a Lock-Up Agreement; and (b) the duration of the lock-up period in the Lock-Up Agreement will be at least 180 days commencing on the first Business Day after the Closing Date.”

(d)	Section 6.8 shall be deleted in its entirety and replaced with the following:

6.8 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to finalize the Additional Agreements and any other ancillary documents contemplated in this Agreement no later than September 30, 2022 (or such later date otherwise agreed by the parties hereto in writing), but in no event later than immediately prior to Closing, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and to cooperate as reasonably requested by the other party, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements, and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

(e)	Section 12.1(b) shall be deleted in its entirety and replaced with the following:

“(b) In the event that the Closing has not occurred by October 31, 2022 or such other date as the parties hereto may agree in writing (the “Outside Closing Date”), any party hereto shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any party who is in a material breach of this Agreement and such breach shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Closing Date. Such right may be exercised by any party hereto with a written notice to the other party at any time after the Outside Closing Date.”

2.	Effect of Amendment

2.1	This Amendment No. 3 is supplemental to, should be read in conjunction with, and should be construed as one document with the Business Combination Agreement. Each Party acknowledges that, save as expressly amended by this Amendment No. 3, the Business Combination Agreement remains and shall continue in full force and effect.

2.2	Upon the execution of this Amendment No. 3, each reference in the Business Combination Agreement to “this Agreement” or words of similar effect referring to the Business Combination Agreement shall refer to the Business Combination Agreement as amended by this Amendment No. 3. References to the Business Combination Agreement in any other instrument or document shall be deemed a reference to the Business Combination Agreement as amended by this Amendment No. 3.

3.	Governing Law

This Amendment No. 3 is governed by and shall be construed and interpreted in accordance with the laws of the State of New York.

4.	Counterarts and Facsimile

This Amendment No. 3 may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument. This Amendment No. 3 may be executed and delivered by facsimile or portable document format (.PDF) transmission.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 3 to be duly executed as of the day and year first above written.

AGBA Acquisition Limited

By:	/s/ Gordon Lee
Name: Gordon Lee
Title: Chief Executive Officer

AGBA Merger Sub I Limited

By:	/s/ Zi Lin Tan Vera
Name: Zi Lin Tan Vera
Title: Director

AGBA Merger Sub II Limited

By:	/s/ Zi Lin Tan Vera
Name: Zi Lin Tan Vera
Title: Director

[Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 3 to be duly executed as of the day and year first above written.

TAG International Limited

By:	/s/ Shu Pei Huan, Demond
Name: Shu Pei Huang, Desmond

TAG Asset Partners Limited

By:	/s/ Shu Pei Huan, Demond
Name: Shu Pei Huang, Desmond

OnePlatform International Limited

By:	/s/ Shu Pei Huan, Demond
Name: Shu Pei Huang, Desmond

OnePlatform Holdings Limited

By:	/s/ Ng Wing Fai
Name: Ng Wing Fai

TAG Asia Capital Holdings Limited

By:	/s/ Ng Wing Fai
Name: Ng Wing Fai

TAG Holdings Limited

By:	/s/ Ng Wing Fai
Name: Ng Wing Fai

[Signature Page]